Exhibit 10.16

Purchase Agreement

Party A: Chongqing Penglin Food Co., Ltd.

Party B: Feng Renyi

1.	Quality

Party B should provide qualified live pigs to Party A.

2.	Quantity

If there are temporary changes in quantity, Party A should notice Party B in advance.

3.	Delivery

The cost of delivery should be paid by Party B.

4.	Account

Party A should pay to Party B after the purchase according to the market price.

5.	Default Clouse
1)	If Party A can’t pay to Party B on the agreed date or Party B can’t provide live pigs to Party A, the defaulting party should pay liquidated damages RMB 10,000 to the other.
2)	If Party B can’t provide qualified live pigs, Party A is entitled to refuse to accept. If there are serious problems in quantity, Party A can terminate this Agreement. If the quantity cause loss to Party A t, Party B should compensate for this.

6.	Dispute Resolution

In the event of any dispute, controversy or claim (collectively, “dispute”) arising out of or relating to this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If it can’t be resolved through friendly consultations, any party has rights to submit the dispute for lawsuit.

7.	Miscellaneous

This Agreement comes into effect upon the execution of both parties. This Agreement may be executed simultaneously in two counterparts, each of which shall be held by each Party, all of which together shall constitute one and the same instrument. The term of this Agreement is from January 1, 2017 to December 31, 2017.

Party A: Chongqing Penglin Food Co., Ltd.

(Signature):__________________________

Party B: Feng Renyi

(Signature):__________________________

Date: January 1, 2017